CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder
Lightstone Value Plus Real Estate Investment Trust II, Inc. and its Subsidiaries

We hereby consent to the use in this Prospectus constituting a part of Pre-Effective Amendment No. 2 to Post-Effective Amendment No. 2 to the Registration Statement on Form S-11 of Lightstone Value Plus Real Estate Investment Trust II, Inc. of our report dated March 31, 2010,  relating to the consolidated financial statements of Lightstone Value Plus Real Estate Investment Trust II, Inc. and Subsidiaries as of December 31, 2009 and 2008 and for the year ended December 31, 2009 and for the period from April 28, 2008 (date of inception) through December 31, 2008, which appears in such Prospectus.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Amper, Politziner & Mattia, LLP

Edison, New Jersey
April 29, 2010